Exhibit 4.1

IAMBIC THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of April 1, 2026, by and among Iambic Therapeutics, Inc., a Delaware corporation (the “Company”), the Key Holders (as defined below), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor,” and any Additional Purchaser (as defined in the Purchase Agreement) that becomes a party to this Agreement in accordance with Section 6.9 hereof.

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of Series B-3 Preferred Stock, Series B-2 Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series Seed Preferred Stock and/or shares of Common Stock issued upon conversion thereof and possess registration rights, information rights, rights of first offer, and other rights pursuant to that certain Amended and Restated Investors’ Rights Agreement dated as of November 6, 2025 by and among the Company and such Existing Investors (as amended, the “Prior Agreement”); and

WHEREAS, the Existing Investors are the Holders (as defined in the Prior Agreement) of at least a majority of the Registrable Securities (as defined in the Prior Agreement) outstanding, voting together as a single class, and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain of the Investors are parties to that certain Series B-4 Preferred Stock Purchase Agreement of even date herewith by and among the Company and such Investors (as amended from time to time, the “Purchase Agreement”).

NOW, THEREFORE, the Existing Investors hereby agree that the Prior Agreement is hereby amended and restated in its entirety by this Agreement, and the parties to this Agreement further agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Abingworth” means Abingworth Bioventures 8 LP.

1.2 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.3 “Ascenta” means Ascenta Capital Fund I, L.P.

1.4 “Board of Directors” means the board of directors of the Company.

1.5 “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.6 “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.7 “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in using artificial intelligence for (i) molecular and/or material design and/or (ii) drug discovery, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than ten percent (10)% of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor; provided that, notwithstanding the foregoing, in no instance shall Nexus Ventures V Ltd., OrbiMed Private Investments VIII, LP, Sequoia Capital U.S. Venture Fund XVII, L.P., Catalio Nexus Fund III, LP, Catalio Access Fund VIII, LLC, Coatue Ventures II LP, Shanda Grab Ventures Limited, Illumina Innovation Fund II, L.P. (“Illumina”), NVIDIA, Ascenta, Abingworth, Mubadala Capital, Exor or Regeneron Ventures, L.P. (“Regeneron”) be deemed Competitors of the Company; provided further, that in no instance shall Freeflow One, L.P. or Freeflow Entos, LLC be considered a Competitor and shall not be prohibited from, or liable for, any of its investment activities in enterprises that may be considered competitive.

1.8 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.9 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.10 “Direct Listing” means the initial listing of the Common Stock (or other equity securities of the Company) on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors by means of an effective registration statement filed by the Company with the SEC, without a related underwritten offering of such Common Stock (or other equity securities).

1.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.12 “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.13 “Exor” means Exor Ventures, LP.

1.14 “FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement, provided that, notwithstanding the foregoing, in no instance shall Ascenta, Abingworth, Nexus Ventures V Ltd., Catalio Nexus Fund III, LP, Catalio Access Fund VIII, LLC or Coatue Ventures II LP be considered FOIA Parties.

1.15 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.16 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.17 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.18 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.19 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.20 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.21 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.22 “Key Holder” means each of Frederick Manby, Thomas Miller, Charlotte Miller Trust dated January 27, 2025, MWM Family Irrevocable NV Trust dated January 27, 2025, Thomas Francis Miller, IV Trust dated January 27, 2025, and California Institute of Technology (“Caltech”).

1.23 “Key Holder Registrable Securities” means (i) the shares of Common Stock held by the Key Holders, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares.

1.24 “Major Investor” means (i) any Investor that, individually or together with such Investor’s Affiliates, holds 842,779 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) (a “Major Outside Investor”), and (ii) Key Holders, provided they continue to provide services, or their respective grantors then providing services, as applicable, to the Company as officers, employees or consultants (including service as a director) (for the avoidance of doubt, in no event shall Caltech be deemed to be providing services to the Company). Notwithstanding the foregoing, and notwithstanding how many shares of Registrable Securities Eisai Co., Ltd. and its Affiliates (together, “Eisai”) hold at any time or from time to time, in no event shall Eisai be deemed to be a Major Investor or be entitled to any of the rights of a Major Investor as set forth herein. Additionally, notwithstanding anything contained herein, in no event shall Caltech be deemed a Major Investor hereunder.

1.25 “Mubadala Capital” means MC Longevity Fund LP and its Affiliates.

1.26 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.27 “NVIDIA” means NVIDIA Corporation.

1.28 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.29 “Preferred Directors” means, collectively, any then serving Series Seed Director, any then serving Series A Director, and the then serving Series B Directors.

1.30 “Preferred Stock” means, collectively, shares of the Company’s Series Seed Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock.

1.31 “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) above; and (iii) the Key Holder Registrable Securities, provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities and the Key Holders shall not be deemed Holders for the purposes of Sections 2.1 (and any other applicable Section or Subsection with respect to registrations under Section 2.1), 2.10, and 6.6; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.

1.32 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.33 “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.

1.34 “Sanctioned Party” means any Person: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (which as of the date of this Agreement comprise Cuba, Iran, North Korea, and the Crimea, Donetsk, and Luhansk regions of Ukraine (“Restricted Countries”)); (ii) 50% or more owned or controlled by the government of a Restricted Country; or (iii) (A) designated on a sanctioned parties list administered by the United States, European Union, United Kingdom or United Nations, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List (collectively, “Designated Parties”); or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such Person is are prohibited pursuant to applicable Sanctions.

1.35 “Sanctions” means applicable laws, regulations and orders pertaining to trade, financial and economic sanctions administered by the United States, European Union, United Kingdom or United Nations.

1.36 “SEC” means the Securities and Exchange Commission.

1.37 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.38 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.39 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.40 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.41 “Series A Director” means any director of the Company that the holders of record of the Series A Preferred Stock and Series A-1 Preferred Stock are entitled to elect, voting together as a single class, pursuant to the Certificate of Incorporation.

1.42 “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

1.43 “Series A-1 Preferred Stock” means shares of the Company’s Series A-1 Preferred Stock, par value $0.001 per share.

1.44 “Series B-2 Preferred Stock” means any shares of the Company’s Series B-2 Preferred Stock, par value $0.001 per share.

1.45 “Series B-3 Preferred Stock” means any shares of the Company’s Series B-3 Preferred Stock, par value $0.001 per share.

1.46 “Series B-4 Preferred Stock” means any shares of the Company’s Series B-4 Preferred Stock, par value $0.001 per share.

1.47 “Series B Director” means any director of the Company that the holders of record of the Series B Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, and Series B-4 Preferred Stock are entitled to elect, voting together as a single class, pursuant to the Certificate of Incorporation.

1.48 “Series B Preferred Stock” means any shares of the Company’s Series B Preferred Stock, par value $0.001 per share.

1.49 “Series Seed Director” means any director of the Company that the holders of record of the Series Seed Preferred Stock are entitled to elect, exclusively and as a separate class, pursuant to the Certificate of Incorporation.

1.50 “Series Seed Preferred Stock” means shares of the Company’s Series Seed Preferred Stock, par value $0.001 per share.

1.51 “SPAC Transaction” means the Company’s completion of a transaction or series of related transactions (by merger or consolidation, share exchange, or otherwise) (the “Transaction”) with a publicly traded “special purpose acquisition company” or its subsidiary (collectively, a “SPAC”) in which the common stock or share capital of the SPAC or its successor entity (collectively the “Listed Entity”) is listed on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors, including a majority of the Preferred Directors then serving, immediately following the consummation of such Transaction and in connection with which, the Listed Entity or selling stockholders, upon the closing of the Transaction, receive unrestricted cash of an aggregate of at least $50,000,000 through any single or combination of: (i) the release of cash funds from the trust account established at the time of initial public offering of the SPAC, (ii) the sale of non-redeemable equity securities of the Listed Entity concurrently with the consummation of the Transaction, or (iii) such other similar investment in the Company that is consummated concurrently with the consummation of the Transaction (including, without limitation, the conversion of any debt or similar securities issued concurrently with or subsequent to the entry into of definitive agreements with the SPAC by the Company).

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO or Direct Listing, as applicable,, the Company receives a request from Holders of more than fifty percent (50%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least forty percent (40%) of the Registrable Securities then outstanding, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $3 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred ninety (190) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such 190-day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) during the period that is 180 days following the effectiveness of the immediately preceding registration pursuant to Subsection 2.1(b). A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Subsection 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further (including entirely) if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursement, not to exceed $30,000, of one counsel for the selling Holders selected by Holders of a majority of the Registrable Securities to be registered (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2 or in connection with a Direct Listing, as applicable:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages in connection with any offering covered by such registration, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S 3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO or Direct Listing, as applicable;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO or Direct Listing, as applicable), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S 3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S 3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the shares of Registrable Securities then outstanding, voting together as a single class, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder or prospective holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Subsection 6.9.

2.11 “Market Stand off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter (in connection with an IPO) or the board of directors of the SPAC (in connection with a SPAC Transaction), during the period (x) commencing on the date of the effectiveness of the registration statement for the IPO or the closing of the SPAC Transaction and (y) ending on the date specified by the Company and the managing underwriter (for an IPO) or the Company and the board of directors of the SPAC (for a SPAC Transaction) (such period not to exceed one hundred eighty (180) days), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effectiveness of the registration statement for the IPO or the closing of the SPAC Transaction or (ii) enter into any swap, hedging or other transaction or arrangement that transfers or is designed to transfer, to another, in whole or in part, any of the economic consequences of ownership, directly or indirectly, of such securities, whether or not any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 (A) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or the establishment of a trading plan pursuant to Rule 10b5-1, provided that such plan does not permit transfers during the restricted period, (B) shall not apply to the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (C) shall not apply to shares of Common Stock acquired in the IPO or SPAC Transaction or in open market transactions in connection with or following the IPO or SPAC Transaction, and (D) shall be applicable to the Holders only if all officers, directors, and Key Holders are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements, except that, notwithstanding the foregoing, the Company and the underwriters may, in their sole discretion, waive or terminate these restrictions with respect to an aggregate of one percent (1%) of the shares of Common Stock held by stockholders that are employees of the Company individually owning less than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock).

2.12 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act and all other applicable U.S. laws and regulations. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or following the IPO or Direct Listing, as applicable, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13 Termination and Suspension of Registration Rights.

(a) The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(i) the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation;

(ii) such time after consummation of the IPO, Direct Listing or SPAC Transaction, whichever is earlier, as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and

(iii) the third anniversary of the IPO, Direct Listing or SPAC Transaction, as applicable.

(b) The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2.1 or 2.2 shall be suspended during any time as such Holder is a Sanctioned Party.

3. Information and Observer Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided that the Board of Directors has not reasonably determined that such Major Investor is a competitor of the Company:

(a) as soon as practicable, but in any event within one hundred eighty (180) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year (such financial statements to be audited, if the Board of Directors, including a majority of the Preferred Directors then serving, so determines, by independent public accountants of among the “Big 4” accounting firms, or another nationally recognized accounting firm selected by the Board of Directors, including a majority of the Preferred Directors then serving);

(b) as soon as practicable, but in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) to the extent so requested in writing by any Major Investor, as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(d) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct; and

(e) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, or such other time as the Board of Directors may determine, not later than 45 days after the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months, that is approved by the Board of Directors, including a majority of the Preferred Directors then serving.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor ), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Observer Rights.

(a) As long as Coatue owns not less than 1,983,165 shares of Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series), the Company shall invite a representative of Coatue to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Company determines in good faith that (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel; (ii) access to such information or attendance at such meeting could result in disclosure of trade secrets to Coatue or its representative; or (iii) access to such information or attendance at such meeting could result in a conflict of interest between Coatue or its representative and the Company or its counsel. Such representative may also be excluded from executive session(s) where other board observers are similarly asked to be excluded.

(b) As long as Mubadala Capital owns not less than 841,411 shares of Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series), the Company shall invite a representative of Mubadala Capital to attend all meetings of the Board of Directors and committees thereof in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Company determines in good faith that (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel; (ii) access to such information or attendance at such meeting could result in disclosure of trade secrets to Mubadala Capital or its representative; or (iii) access to such information or attendance at such meeting could result in a conflict of interest between Mubadala Capital or its representative and the Company or its counsel. Such representative may also be excluded from executive session(s) where other board observers are similarly asked to be excluded.

(c) As long as Exor owns not less than 841,411 shares of Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series), the Company shall invite a representative of Exor to attend all meetings of the Board of Directors and committees thereof in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Company determines in good faith that (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel; (ii) access to such information or attendance at such meeting could result in disclosure of trade secrets to Exor or its representative; or (iii) access to such information or attendance at such meeting could result in a conflict of interest between Exor or its representative and the Company or its counsel. Such representative may also be excluded from executive session(s) where other board observers are similarly asked to be excluded.

3.4 Termination of Information, Inspection, and Observer Rights. The covenants set forth in Subsection 3.1, Subsection 3.2, and Subsection 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, Direct Listing or SPAC Transaction, as applicable, (ii) with respect to any Investor that is or becomes a Sanctioned Party, for so long as such Investor is a Sanctioned Party; (iii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iv) upon the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, in which the consideration payable to the stockholders of the Company consists entirely of cash and/or freely tradable securities that are listed for trading on the Nasdaq Stock Market, the New York Stock Exchange or any other substantially similar stock exchange (a “Qualified Exchange”), whichever event occurs first.

3.5 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.4 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.5; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding anything to the contrary, NVIDIA, Illumina, Mubadala, Exor and Regeneron shall not disclose information regarding the Company’s research and development, technology, intellectual property, products, business plan and strategic direction which is not (i) in the public domain without breach of this Agreement by NVIDIA, Illumina, Mubadala, Exor and/or Regeneron, (ii) already lawfully in the possession of NVIDIA, Illumina, Mubadala, Exor and/or Regeneron, or (iii) subsequently obtained by NVIDIA, Illumina, Mubadala, Exor and/or Regeneron through a party that, to the knowledge of NVIDIA, Illumina, Mubadala, Exor and Regeneron as the case may be, is not bound by confidentiality or obtained by invention or development by NVIDIA, Illumina, Mubadala, Exor and/or Regeneron without use of the confidential information (collectively, the “Confidential Information”) or permit the disclosure of Confidential Information to its employees (other than its employees having a need to know the contents of such information for the purposes of monitoring NVIDIA’s, Illumina’s, Mubadala’s, Exor’s or Regeneron’s respective investment in the Company or as requested by the Company, which may include finance, tax, research and development, clinical, marketing, legal and business development personnel, as well as the members of NVIDIA’s, Illumina’s, Mubadala’s, Exor’s and/or Regeneron’s respective senior executives or investment committee, but excluding any employee directly engaged in any internal program or actively engaged in joint development or other technology collaborations with other companies, in each case competitive with the Company). For purposes of this Section 3.5, a competitive company or program is a company or program that uses artificial intelligence for (i) molecular and/or material design and/or (ii) drug discovery.

4. Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, (y) agrees to enter into this Agreement and each of the Voting Agreement and Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor or FOIA Party shall not be entitled to any rights as a Major Investor under Subsections 3.1, 3.2 and 4.1 hereof), and (z) agrees to purchase at least such number of New Securities as are allocable hereunder to the Major Investor holding the fewest number of Preferred Stock and any other Derivative Securities (provided that the Company shall not be obligated to offer or sell any New Securities to any person or entity that is a Sanctioned Party).

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and any other Derivative Securities then outstanding); provided that Ascenta may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals two (2) times the proportion that the Common Stock then held by Ascenta (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by Ascenta) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and any other Derivative Securities then outstanding). The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.

(d) The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO; (iii) the issuance of shares of Series B-4 Preferred Stock to Additional Purchasers pursuant to the Purchase Agreement; and (iv) notwithstanding any other provision to the contrary in this Agreement, shares issued with the approval of the holders of a majority of the Preferred Stock then outstanding.

(e) The right of first offer set forth in this Subsection 4.1 shall terminate with respect to any Major Investor who fails to purchase, in any transaction subject to this Subsection 4.1, all of such Major Investor’s pro rata amount of the New Securities allocated (or, if less than such Major Investor’s pro rata amount is offered by the Company, such lesser amount so offered) to such Major Investor pursuant to this Subsection 4.1. Following any such termination, such Investor shall no longer be deemed a “Major Investor” for any purpose of this Subsection 4.1 only.

(f) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Subsection 4.1, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Major Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Subsection 4.1(b) before giving effect to the issuance of such New Securities.

4.2 Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, Direct Listing or SPAC Transaction, as applicable, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first. In addition, and without limiting the foregoing, as to each Major Investor, the covenants set forth in Subsection 4.1 shall terminate earlier in accordance with Subsection 4.1(e).

5. Additional Covenants.

5.1 Insurance. The Company shall maintain, from financially sound and reputable insurers, Directors and Officers liability insurance, in an amount and on terms and conditions satisfactory to the Board of Directors, including a majority of the Preferred Directors then serving, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors, including a majority of the Preferred Directors then serving, determines that such insurance should be discontinued. Such policy shall not be cancelable by the Company without prior approval by the Board of Directors including a majority of the Preferred Directors then serving.

5.2 Employee Agreements. The Company will cause each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement.

5.3 Employee Stock. Unless otherwise approved by the Board of Directors, including a majority of the Preferred Directors then serving, all future employees of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Subsection 2.11. Without the prior approval by the Board of Directors, including a majority of the Preferred Directors then serving, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock purchase, stock restriction or option agreement with any existing employee or service provider if such amendment would cause it to be inconsistent with this Subsection 5.3. In addition, unless otherwise approved by the Board of Directors, including a majority of the Preferred Directors then serving, the Company shall retain (and not waive) a “right of first refusal” on employee transfers until the Company’s IPO.

5.4 Matters Requiring Investor Director Approval. So long as a Preferred Director continues to serve on the Board of Directors, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of a majority of the then serving Preferred Directors then serving:

(a) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company (or in connection with the issuance of director’s qualifying shares as may be required under the laws of the applicable jurisdiction of such subsidiary);

(b) make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(c) incur any aggregate indebtedness in excess of $500,000 that is not already included in the Budget (as defined in Section 3.1(e)), other than trade credit incurred in the ordinary course of business;

(d) enter into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, including without limitation any “management bonus” or similar plan providing payments to employees in connection with a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, except for (i) transactions contemplated by this Agreement, the Purchase Agreement, or the other Transaction Agreements, (ii) transactions resulting in payments to or by the Company in an aggregate amount less than $25,000 per year, (iii) indemnification agreements in a form previously approved by the Corporation’s stockholders, (iv) standard and ordinary course employee benefits made generally available to all employees, (v) routine compensatory and non-compensatory employment matters, (vi) arm’s length transactions on reasonable terms made in the ordinary course of business, (vii) transactions (such as option exercises) arising pursuant to agreements already in effect; or

(e) hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers.

5.5 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. Each Preferred Director shall be entitled in such person’s discretion to serve on any committee of the Board of Directors.

5.6 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

5.7 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each an “Investor Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Investor Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Investor Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Investor Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Investor Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Investor Director), without regard to any rights such Investor Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Investor Director with respect to any claim for which such Investor Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director against the Company. The Investor Directors and the Investor Indemnitors are intended third party beneficiaries of this Subsection 5.7 and shall have the right, power and authority to enforce the provisions of this Subsection 5.7 as though they were a party to this Agreement.

5.8 Termination of Covenants. The covenants set forth in this Section 5, except for Subsections 5.6, and 5.7, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, Direct Listing or SPAC Transaction, as applicable, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, (iii) upon a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, or (iv) with respect to any obligation to an Investor that is or becomes a Sanctioned Party, for so long as such Investor is a Sanctioned Party, whichever event occurs first.

6. Miscellaneous.

6.1 Successors and Assigns.

(a) The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, (A) holds at least one hundred thousand (100,000) shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations) or (B) in the event such transferor holds less than 100,000 shares of Registrable Securities, holds all of the shares of Registrable Securities held by such transferee; provided, however, that (w) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; (x) such transferee is not a Competitor; (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11, and (z) such assignee is not a Sanctioned Party.

(b) For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement.

(c) The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

(d) The rights hereunder of each Key Holder are not assignable to any other Person and any purchase by such Key Holder of all or any portion of the New Securities shall be made on such Key Holder’s behalf and from such Key Holder’s own account.

6.2 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing (including electronic mail as permitted in this Agreement) and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy shall also be sent to Wilson Sonsini Goodrich & Rosati, PC, 12235 El Camino Real, San Diego, California 92103, Attention: Zachary Myers; and if notice is given to Stockholders, a copy shall also be given to Fenwick & West LLP, Attention: Dawn Belt, 801 California Street, Mountain View, CA 94041, Goodwin Procter LLP, Attention: Lawrence Chu, 601 Marshall Street, Redwood City, CA 94063, and Goodwin Procter LLP, Attention: Joseph Flynn, 100 Northern Avenue, Boston, MA 02210.

(b) Consent to Electronic Notice. Each Investor consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address or the facsimile number set forth below such Investor’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not to have been given. Each Investor agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

6.6 Amendments and Waivers.

(a) Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company, and the Holders of a majority of the Registrable Securities held by the Investors then outstanding, voting together as a single class; provided that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. For the avoidance of doubt, Registrable Securities do not include any shares held by a person or entity that is a Sanctioned Party.

(b) Notwithstanding the foregoing,

(i) (i) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Major Outside Investors may nonetheless, by agreement with the Company, purchase New Securities in such transaction (each, a “Waiving Participant”)); provided that the Major Investors shall be provided an opportunity to participate in such transaction proportionately with such Waiving Participant(s) in an amount equal to the lesser of

(A) (i) such Major Investor’s pro-rata amount (calculated pursuant to Section 4.1(b)) and

(B) (ii) an amount equal to (x) the total number of New Securities being sold in the transaction multiplied by (y) the product obtained by multiplying such Major Investor’s pro rata amount (calculated pursuant to Section 4.1(b)) by a fraction, the numerator of which is the aggregate share amount invested by all Waiving Participants in such transaction and the denominator of which is the aggregate pro rata amounts (calculated pursuant to Section 4.1(b)) of all the Waiving Participants, in each case, assuming a transaction size determined based upon the amount purchased by the Waiving Participant that invested the largest percentage in such transaction, and it being agreed further that such opportunity may be provided subsequent to the initial closing in which such Waiving Participant(s) purchase securities but that any such purchase must be made within thirty (30) days from the date of the initial closing; and provided further that the Company may in its sole discretion waive compliance with any provision of this Agreement if observance of the terms would cause the Company or any Investor to be in violation of applicable Sanctions;

(ii) Sections 3.1 and 3.2, and any other section of this Agreement applicable to the Major Investors, other than Section 4 (including this clause (ii) of this Section 6.6(b)) may not be amended, modified, terminated or waived without the written consent of the holders of at least a majority of the Registrable Securities then outstanding and held by the Major Outside Investors;

(iii) the sentence in Section 3.5 of this Agreement that starts with “Notwithstanding anything to the contrary,” may not be amended or modified in a manner adverse to NVIDIA, Illumina, Mubadala, Exor and/or Regeneron without the written consent of NVIDIA, Illumina, Mubadala, Exor and/or Regeneron, as the case may be;

(iv) Section 4 of this Agreement (including this clause (iv) of this Section 6.6(b)) may not be amended, modified, terminated or waived without the written consent of (A) the holders of a majority of the Registrable Securities then outstanding and held by the Major Outside Investors, and (B) the Series B Majority (as defined in the Certificate of Incorporation); provided that notwithstanding anything to the contrary in this Agreement;

(v) the provisions of Section 4 of this Agreement solely applicable to Ascenta may not be amended, modified, terminated or waived in a manner adverse to Ascenta without the written consent of Ascenta;

(vi) Section 3.3(a) (including this clause (vi) of this Subsection 6.6(b)) may not be amended, modified, terminated or waived without the written consent of Coatue;

(vii) Section 3.3(b) (including this clause (vii) of this Subsection 6.6(b)) may not be amended, modified, terminated or waived without the written consent of Mubadala;

(viii) Section 3.3(c) (including this clause (viii) of this Subsection 6.6(b)) may not be amended, modified, terminated or waived without the written consent of Exor; and

(ix) Section 1.20 (including this clause (ix) of this Subsection 6.6(b)) may not be amended, modified, terminated or waived without the written consent of the holders of at least a majority of all outstanding shares of Common Stock of the Company held by the Key Holders then providing services, or their respective grantors then providing services, as applicable, to the Company as officers, employees or consultants (including service as a director) (for the avoidance of doubt, in no event shall Caltech be deemed to be providing services to the Company).

(c) Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.9.

(d) The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13 Freedom to Operate. The Company hereby agrees and acknowledges that each of Ascenta, Abingworth, Sequoia Capital U.S. Venture Fund XVII, L.P., Nexus Ventures V Ltd., OrbiMed Private Investments VIII, LP, Catalio Nexus Fund III, LP, Catalio Access Fund VIII, LLC, Coatue Ventures II LP, Illumina Innovation Fund II, L.P., Shanda Grab Ventures Limited, Freeflow Entos III, LLC, NVIDIA, Mubadala Capital, Exor or any of their respective Affiliates (each a “Specified Investor,” and collectively, the “Specified Investors”) is a professional investment organization or otherwise regularly invests in private companies, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, each of the Specified Investors shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Specified Investor or any of its Affiliates in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of such Specified Investor or any of its Affiliates to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve any of the Specified Investors from liability associated with the unauthorized disclosure of the Company’s confidential information. Nothing in this Agreement or the Transaction Agreements will preclude or in any way restrict a Specified Investor or any of its affiliates from investing in any particular enterprise (and participating fully as a member of the board of directors or otherwise in such enterprise) whether or not such enterprise has products or services that compete with those of Company. This Section 6.13 may not be amended or waived in a manner adverse to each Specified Investor without such Specified Investor’s written consent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

Iambic Therapeutics, Inc.

By:	/s/ Thomas Miller
Name:	Thomas Miller
Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Catalio Access Fund VIII, LLC
By: Catalio Access Manager I, LLC
Its: Manager

By:	/s/ R. Jacob Vogelstein
Name:	R. Jacob Vogelstein
Title:	Manager & Member

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Catalio Nexus Fund III, LP
By: Catalio Nexus GP III, LLC
Its: General Partner

By:	/s/ R. Jacob Vogelstein
Name:	R. Jacob Vogelstein
Title:	Manager & Member

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Everbright Biofund

By:	/s/ CHEN, Wei-jao
Name:	CHEN, Wei-jao
Title:	Chairman

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

YEH KOU I

By:	/s/ YEH, Kou-I
Name:	YEH, Kou-I
Title:	Group Chairman

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

The Rastetter Family Trust dated September 2, 2010

By:	/s/ Bill Rastetter
Name:	Bill Rastetter
Title:	Trustee

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Brameld Colocci Living Trust, UAD 4/20/2010

By:	/s/ Kenneth Brameld
Name:	Kenneth Brameld
Title:	Trustee

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Laura Hamill

By:	/s/ Laura Hamill

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Tao Invest VIII LLC
By: Tao Capital Management LP, Manager

By:	/s/ Lori D. Mills
Name:	Lori D. Mills
Title:	President

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Tao Invest VII LLC
By: Tao Capital Management LP, Manager

By:	/s/ Lori D. Mills
Name:	Lori D. Mills
Title:	President

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Tao Invest VI LLC
By: Tao Capital Management LP, Manager

By:	/s/ Lori D. Mills
Name:	Lori D. Mills
Title:	President

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Abingworth Bioventures 8 LP

Acting by its Manager, Abingworth LLP

By:	/s/ Emma O’Reilly
Name:	Emma O’Reilly
Title:	General Counsel

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Ascenta Capital Fund I, L.P.
By: Ascenta Capital Fund I, GP, L.L.C.
Its: General Partner

By:	/s/ Evan Rachlin
Name:	Evan Rachlin
Title:	Managing Member

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Ascenta Capital Project Turing SPV, L.P.
By: Ascenta Capital Fund I GP, L.L.C.
Its: General Partner

By:	/s/ Evan Rachlin
Name:	Evan Rachlin
Title:	Managing Member

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Coatue Ventures II LP
By: Coatue Ventures II GP LP, its general partner

By:	/s/ Brent Duddie
Name:	Brent Duddie
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Illumina Innovation Fund II, L.P.
By: Illumina Innovation Fund II GP, L.L.C.
Its: General Partner

By:	/s/ Ron Mazumder
Name:	Ron Mazumder
Title:	Partner

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

MC Longevity Fund LP
acting by its general partner
MC LONGEVITY GP, LP,
in turn acting by its general partner, MC
LONGEVITY GP, LLC

By:	/s/ Rodney Cannon
Name:	Rodney Cannon
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Nexus Ventures V Ltd.

By:	/s/ Kamalam Pillay Rungapadiachy
Name:	Mrs. Kamalan Pillay Rungapadiachy
Title:	Director

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

NVIDIA Corporation

By:	/s/ Mohamed Siddeek
Name:	Mohamed Siddeek
Title:	Vice President, NVIDIA; President and
Managing Director, NVentures

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

OrbiMed Private Investments VIII, LP
By: OrbiMed Capital GP VIII LLC, its General
Partner

By: OrbiMed Advisors LLC, its Managing
Member

By:	/s/ Peter Thompson
Name:	Peter Thompson
Title:	Member

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KEY HOLDER:

Thomas Miller

Signature:	/s/ Thomas Miller

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KEY HOLDER:

Frederick Manby

Signature:	/s/ Fred Manby

SCHEDULE A

Investors

Series B-4 Preferred Stock

Catalio Access Fund VIII, LLC

Brameld Colocci Living Trust, UAD 4/20/2010

Everbrigt Biofund

Laura Hamill

Tao Invest VIII LLC

The Rastetter Family Trust dated September 2, 2010

YEH KOU I

NVIDIA Corporation

Series B-3 Preferred Stock

Regeneron Ventures, L.P.

ARK Venture Private Holdings LLC

Everbright Biofund

EverRise Biomedical Co. Ltd.

YEH KOU I

Broadway Marketing Communications Enterprise, Co.

Abundant Delight Limited

ALEXANDRIA VENTURE INVESTMENTS, LLC

Abingworth Bioventures 8 LP

Alumni Ventures - Entos Trust

Ascenta Capital Fund I, L.P.

Catalio Nexus Fund III, LP

Freeflow Iambic Two, LLC

Illumina Innovation Fund II, L.P.

MC Longevity Fund LP

Michael Secora

Q Healthcare Holding LLC

SC U.S. VENTURE XVII MANAGEMENT, L.P., as nominee

Tao Invest VIII LLC

WS Investment Company, LLC (25A)

The Rastetter Family Trust dated September 2, 2010

Pegasus Tech Ventures Company VII, L.P.

National Treasury Management Agency (as controller and manager of the Ireland Strategic Investment Fund)

Series B-2 Preferred Stock

MC Longevity Fund LP

Exor Ventures, LP

The Rastetter Family Trust dated September 2, 2010

Abingworth Bioventures 8 LP

WS Investment Company, LLC (24A)

ABeeC 2.0, LLC

WhiskeyBear LLC

Coatue Ventures II LP

Illumina Innovation Fund II, L.P.

Nexus Ventures V Ltd.

Alumni Ventures-Entos Trust

Q Healthcare Holding LLC

TAO Invest VII LLC

Liquid 2 Ventures Fund IV, L.P.

Two Sigma Ventures Opportunity Fund II, LP

Freeflow Iambic, LLC

Freeflow Opportunity Fund, LP

Series B Preferred Stock

Ascenta Capital Fund I, L.P.

Ascenta Capital Project Turing SPV, L.P.

Catalio Nexus Fund III, LP

Coatue Ventures II LP

Freeflow Entos III, LLC

OrbiMed Private Investments VIII, LP

Tao Invest VII LLC

Illumina Innovation Fund II, L.P.

Nexus Ventures V Ltd.

Alumni Ventures - Entos Trust

The Rastetter Family Trust dated September 2, 2010

SC U.S. VENTURE XVII MANAGEMENT, L.P.

Abingworth Bioventures 8 LP

WS Investment Company, LLC (23A)

Brameld Colocci Living Trust, UAD 4/20/2010

NVIDIA Corporation

Shanda Grab Ventures Limited

Gradiant Corporation

Eisai Co., Ltd.

Series A Preferred Stock

Coatue Ventures II LP

Sequoia Capital U.S. Venture Fund XVII, L.P.

WS Investment Company, LLC (21A)

OrbiMed Private Investments VIII, LP

Nexus Ventures V Ltd.

Freeflow One, L.P.

Freeflow Entos, LLC

Brameld Colocci Living Trust, UAD 4/20/2010

Animashree Anandkumar

Rajeev Ronanki

Helmy A. Eltoukhy Revocable Trust

CDA Holdings LLC

Jeffrey Kindler

Joshua Kindler

Heritage Medical Research Institute

Tao Invest VI LLC

Freeflow Opportunity Fund, L.P.

Catalio Nexus Fund III, LP

Freeflow Entos II, LLC

Alumni Ventures – Entos Trust

Series A-1 Preferred Stock

Heritage Medical Research Institute

Tao Invest VI LLC